Exhibit 99.1

Contacts:	Ralph S. Marimon Vice President of Finance Chief Financial Officer (408) 990-4000 rsmarimon@quicklogic.com	Andrea Vedanayagam Director, Corporate Communications (408) 656-4494 ir@quicklogic.com

QuickLogic Corporation Prices Public Offering of Common Stock

SUNNYVALE, Calif. — June 1, 2012 — QuickLogic Corporation (NASDAQ: QUIK), the lowest power programmable semiconductor solutions leader, today announced the pricing of its underwritten public offering of an aggregate of 4,500,000 newly issued shares of common stock, $0.001 par value, together with warrants to purchase up to 2,025,000 shares of common stock. The common stock and warrants will be sold in units (the “Units”), with each consisting of (i) one share of common stock and (ii) a warrant to purchase 0.45 of a share of common stock, at a price of $2.50 per Unit. The warrants are exercisable any time after the date of issuance until the 5-year anniversary of the date of issuance, and will be exercisable at a price of $2.98 per share. The Company expects to receive gross proceeds of $11.25 million, before deducting underwriting discounts and other estimated offering expenses. The net proceeds to the Company from this offering are expected to be approximately $10.49 million after deduction of underwriting discounts and assuming no exercise of the underwriter’s over-allotment option. The underwriter has also been granted a 30-day option to purchase up to 675,000 shares of common stock and warrants to purchase 303,750 additional shares of common stock to cover over-allotments, if any. Subject to customary conditions, the offering is expected to close on June 6, 2012.

The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes. The Company may also use a portion of the net proceeds for licensing or acquiring intellectual property or technologies to incorporate in our products, capital expenditures, to fund possible investments in and acquisitions of complimentary businesses, partnerships, minority investments or to repay debts.

All of the shares of common stock, the warrants to purchase shares of common stock and the shares of common stock issuable upon exercise of the warrants are being offered by QuickLogic Corporation pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on September 2, 2009, as amended on June 1, 2012, and as supplemented by a prospectus supplement dated June 1, 2012 filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and related 462(b) registration statement .

Roth Capital Partners served as the sole manager for the offering. Copies of the final prospectus supplement and accompanying base prospectus can be obtained at the SEC’s website at http://www.sec.gov or Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147, email: rothecm@roth.com or by writing or calling the Company at 1277 Orleans Drive, Sunnyvale, California 94089-1138, Attention: Ralph Marimon, Chief Financial Officer, (408) 990-4000.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in this offering. There shall not be any sale of these securities in any state or jurisdiction in which such offering, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About QuickLogic

QuickLogic Corporation (NASDAQ; QUIK) is the inventor and pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics original equipment manufacturers (OEMs) and original design manufacturers (ODMs). These silicon plus software solutions are called Customer Specific Standard Products (CSSPs). CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market. For more information about QuickLogic and CSSPs, visit www.quicklogic.com. Code: QUIK-G

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Statements made in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the proceeds the Company expects to receive from the offering and the closing of the offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation.